PRESS RELEASE	Exhibit 99.1

Contacts:

Christopher Taylor

Investor Relations

781-398-2466

Sarah Emond

Media Relations

781-398-2544

For Immediate Release

Genome Therapeutics Reports Financial Results for Third Quarter of 2003

- Conference call with senior management scheduled for 9:00 AM ET today -

Waltham, Mass., November 11, 2003 — Genome Therapeutics Corp. (Nasdaq: GENE) today reported financial results for the third quarter and nine months ended September 27, 2003.

The Company’s cash, cash equivalents and marketable securities at the end of the third quarter were approximately $25.8 million. Following the close of the quarter, on October 16, 2003, the Company completed a private placement of common stock which raised approximately $13 million in gross proceeds. At that time, the Company had approximately $37 million in cash, equivalents and marketable securities.

For the third quarter of 2003, the Company reported a net loss of $(5,812,000), or $(0.22) per basic and diluted share, compared to a net loss of $(10,073,000), or $(0.44) per basic and diluted share, in the third quarter of 2002. Total revenues for the third quarter ended September 27, 2003 were $2,870,000, as compared to total revenues of $5,000,000 for the same period of 2002, reflecting the sale and transfer of the Company’s genomics services business, expiration of certain government grants related to genomics sequencing, as well as successful completion and transfer of sponsored research projects to the Company’s pharmaceutical partners. The net loss for the third quarter of 2003 also includes approximately $742,000 in charges associated with the continued restructuring of the Company’s internally funded research programs.

The Company reported research and development expenses for the quarter of $6,488,000 compared with $9,207,000 in the prior year quarter. This reflects the continued clinical development of the Company’s lead anti-infective product candidate, Ramoplanin, and a reduction in internally funded early-stage discovery research. Cash utilization for operations in the third quarter of 2003 was $2.8 million.

For the nine months ended September 27, 2003, the Company reported a net loss of $(28,455,000), or $(1.16) per basic and diluted share, on $7,319,000 in revenue. This compares to a net loss of $(25,175,000), or $(1.10) per basic and diluted share, on $17,149,000 in revenue for the same period in 2002. The net loss for the first three quarters of 2003 includes one-time, primarily non-cash charges associated with the restructuring of $15 million in convertible debt begun during the second quarter of 2003 of $(5,540,000). Cash utilization for operations for the nine months ended September 27, 2003 was $15.2 million.

Q3 Financial Results

November 11, 2003

“As we broaden our vision as a biopharmaceutical company, we have continued to enhance our financial position with the closing of a private placement financing, the receipt of a milestone payment and equity investment from Amgen and reductions in early stage discovery research,” said Steven M. Rauscher, Chairman and CEO. “We are in line to meet our 2003 guidance of cash utilization from operations in the $20-25 million range.”

Recent Highlights

During the fall, researchers made 13 presentations at leading infectious diseases conferences, including six at IDSA in October and seven at ICAAC in September. Data at the conferences covered a variety of topics, including Ramoplanin’s bactericidal activity and novel mechanism of action against serious Gram-positive pathogens including vancomycin-resistant Staphylococcus aureus (VRSA). Earlier this year, the July issue of the Journal of Antimicrobial Therapy contained a special supplement on the clinical significance of vancomycin-resistant enterococci (VRE). The supplement highlighted the growing threat of VRE, current approaches to combating this serious pathogen and Ramoplanin’s potential in preventing VRE bloodstream infections.

The Company’s 87-patient, Phase II trial of Ramoplanin to treat Clostridium difficile-associated diarrhea (CDAD) continues to enroll patients and is targeted for completion and reporting of results early next year. Preliminary results from this open-label trial are encouraging, and we look forward to sharing those results and the statistical analysis from the study when complete. Pending successful completion of the Phase II trial and a Phase III program expected to commence in 2004, the Company’s goal is to file a New Drug Application (NDA) for Ramoplanin in this indication in the next 18-24 months. The pilot study examining Ramoplanin’s role in reducing the transmission of VRE in the hospital setting continues and is expected to conclude in the first half of 2004. In the Phase III trial of Ramoplanin for the prevention of VRE bloodstream infections, more than 60% of the required events have been observed. The Company continues to review with the FDA alternative ways to facilitate filing an NDA for the indication of preventing VRE bloodstream infections.

In August, the Company received a milestone payment from Amgen in their collaboration to use genetic information to discover and develop novel therapeutics for bone diseases, including osteoporosis. Amgen also made an equity investment in the Company at a premium to market price.

“We continue to focus on, and our main priority remains, identifying the most prudent path to registration for our lead candidate, Ramoplanin,” added Mr. Rauscher. “With progress in the CDAD study, as well as the pilot study for infection control, we are continuing our investigation of Ramoplanin for the prevention, treatment and control of life-threatening nosocomial infections.”

Financial Overview

On October 16, the Company completed a private placement financing which raised $13 million in gross proceeds. Domain Public Equity Partners was the lead institutional investor. For the year ending December 31, 2003, management expects cash utilization for operations of approximately $20-25 million, with $15.2 million of this total already incurred during the first nine months of 2003. The Company’s cash, cash equivalents and marketable securities at the end of the third quarter of 2003 were approximately $25.8 million. Management plans to continue to explore other opportunities to reduce costs, including the formation of partnerships aimed at reducing or transferring internally funded research.

Q3 Financial Results

November 11, 2003

Non-GAAP Financial Measures

This press release includes financial measures for net loss before convertible debt retirement expense and cash utilization for operations that differ from financial measures as defined by generally accepted accounting principles (GAAP). The Company provides these measures because it believes they provide a more consistent basis for comparison between the financial periods covered by this release and that they will be helpful to investors as they assess the financial status of the Company. The financial measure for ‘net loss before convertible debt retirement expense’ differs from GAAP in that it excludes the one-time, non-cash charges related to the retirement of convertible debt in the second quarter of 2003. The financial measure for ‘cash utilization for operations’ differs from GAAP in that it adds net cash associated with the purchase/disposal of capital equipment (credits of $143,000 for the third quarter of 2003 and $364,000 for first nine months of 2003) to net cash used in operations of $3.0 million for the third quarter of 2003 and $15.6 million for the first nine months of 2003.

About Genome Therapeutics

Genome Therapeutics is a biopharmaceutical company focused on the discovery and development of pharmaceutical products for specialty markets. The Company’s lead product candidate, Ramoplanin, is in development for the prevention, treatment and control of serious hospital-based infections. Ramoplanin is currently in a Phase III clinical trial for the prevention of bloodstream infections caused by vancomycin-resistant enterococci (VRE), and in a Phase II clinical trial for the treatment of Clostridium difficile-associated diarrhea (CDAD). Genome Therapeutics’ biopharmaceutical portfolio also includes seven major product discovery and development alliances with pharmaceutical companies including Amgen, AstraZeneca, bioMérieux, Schering-Plough and Wyeth.

Conference Call & Webcast Information

A conference call will be held today at 9:00 AM ET with Steven Rauscher, Chairman and CEO, and other members of senior management. Domestic participants can access the call by dialing 1-888-634-4009. International participants are asked to dial 1-706-634-2285. The call will also be available via webcast on the Company’s website at www.genomecorp.com. A replay will be available two hours after the conclusion of the call until November 18, 2003. Domestic participants can access the replay by dialing 1-800-642-1687, while international participants are asked to dial 1-706-645-9291. The conference ID number for the replay is 3862290. A replay of the webcast will also be available on the Company’s website.

This news release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risk factors include risks related to our lead product candidate, Ramoplanin, such as (i) our inability to obtain regulatory approval to commercialize Ramoplanin due to negative, inconclusive or insufficient clinical data and (ii) delays in the progress of our clinical trials for Ramoplanin, and increased cost, due to the pace of enrollment of patients in the trials or fluctuations in the infection rate of enrolled patients. We are also subject to risks related to our inability or the inability of our alliance partners to (i) successfully develop products based on our genomics information, (ii) obtain the necessary regulatory approval for such products, (iii) effectively commercialize any products developed before our competitors are able to commercialize competing products or (iv) obtain and enforce intellectual property rights. In addition, we are subject to the risk factors set forth in Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2003 and those set forth in other filings that we may make with the Securities and Exchange Commission from time to time.

Q3 Financial Results

November 11, 2003

GENOME THERAPEUTICS CORP.

STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
Revenues:
Biopharmaceutical	$2,608	$1,844	$5,520	$6,206
Genomics Services	262	3,156	1,799	10,943

Total revenues	2,870	5,000	7,319	17,149

Costs and expenses:
Cost of services	—	3,072	1,903	10,184
Research and development	6,488	9,207	17,541	25,340
Selling, general and administrative	1,570	2,629	4,733	6,875
Restructuring charge	742	—	5,463	—

Total costs and expenses(1)	8,800	14,908	29,640	42,399

Loss from operations(1)	(5,930)	(9,908)	(22,321)	(25,250)

Other Income (Expense):
Interest income	81	401	460	1,426
Interest expense	(24)	(558)	(996)	(1,402)
Gain (loss) on sale of fixed assets	74	(8)	(58)	51

Net other income (expense)	131	(165)	(594)	75

Net loss before convertible debt retirement expense(1)	$(5,799)	$(10,073)	$(22,915)	$(25,175)

Convertible debt retirement expense	(13)	—	(5,540)	—

Net loss	$(5,812)	$(10,073)	$(28,455)	$(25,175)

Basic/diluted net loss per common share	$(0.22)	$(0.44)	$(1.16)	$(1.10)

Basic/diluted weighted average common shares outstanding	25,956,357	23,032,463	24,581,226	22,880,971

SELECTED BALANCE SHEET DATA

(in thousands) (unaudited)

	September 27, 2003	December 31, 2002
Cash, cash equivalents and marketable securities(2)	$25,786	$50,866
Total assets(2)	30,740	65,845
Long-term obligations, net of current maturities	583	15,654
Shareholders’ equity(2)	19,347	35,417

(1)	Represents a non-GAAP financial measure
(2)	Does not include $13 million in gross proceeds raised in a private placement financing in October 2003

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